UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO
                                     FORM 5

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


             ( ) Check this box if no longer subject to Section 16

        Form 4 or Form 5 obligations may continue. See Instructions 1(b)



1. Name and Address of Reporting Person
   Richard A. Fisher
   C/O Cytation.com Incorporated
   809 Aquidneck Avenue
   Middletown, RI  02842
   US


2. Issuer Name and Ticker or Trading Symbol

   Cytation.com Incorporated

   OTC:BB "CYTA"

3. IRS or Social Security Number of Reporting Person (Voluntary)

   N/A

4. Statement for Month/Year

   October 25, 1999


5. If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other

   (specify below)

   Chairman


7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

__________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

__________________________________________________________________________________________________________________________________
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |      |7.Nature of Indirect
                           | Transaction |  or Disposed of (D)              |  Securities       |6.Dir |  Beneficial Ownership
                           |      |      |                                  |  Beneficially     |ect   |
                           |      |    | |                  |   |           |  Owned at End     |(D)or |
                           |      |    | |                  | A/|           |  of Issuer's      |Indir |
                           | Date |Code|V|    Amount        | D |    Price  |  Fiscal Year      |ect(I)|
__________________________________________________________________________________________________________________________________
COMMON STOCK (voting)      |03/31/|J/K | |    781,479       |A  |    N/A    |  N/A              |D     |N/A
                           |99    |    | |                  |   |           |                   |      |
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__________________________________________________________________________________________________________________________________
__________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned

___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount |8.Price|9.Number     |10.|11.Nature of
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|ofDeriva    |Dir|Indirect
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|
___________________________________________________________________________________________________________________________________
                                                                                                                      <C
Options               |2.50    |12-31|A   |V|3,603      |A  |     |12-31|Common      |3,603  |       |514,412     |D  |
                      |        |1998 |    | |           |   |     |2001 |            |       |       |            |   |
                      |2.50    |12-31|A   | |10,809     |A  |*i   |12-31|Common      |10,809 |       |            |D  |
                      |        |1998 |    | |           |   |     |2001 |            |       |       |            |   |
                      |4.00    |02-11|A   | |400,000    |A  |*ii  |02-11|Common      |400,000|       |            |D  |
                      |        |1999 |A   | |           |   |     |2002 |            |       |       |            |   |
                      |5.00    |09-01|A   |V|100,000    |A  |     |09-01|Common      |100,000|       |            |D  |
                      |        |1999 |    | |           |   |     |2002 |            |       |       |            |   |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |
___________________________________________________________________________________________________________________________________

Explanation of Responses

*i  -10,809 Options to acquire the equivalent number of shares of Common
     Stock of Cytation.com, Incorporated. 3,603 Options exercisable on 12-31-99; 3,603 Options exercisable on 12-31-00; and 3,603 Options exercisable on 12-31-01.

*ii -400,000 Options to acquire the equivalent number of shares of Common
     Stock of Cytation.com, Incorporated. 16,667 Options exercisable monthly commencing February 28, 1999 continuing for 23 additional months.

-----------------------------

SIGNATURE OF REPORTING PERSON

/s/ Richard A. Fisher

DATE

October 25, 1999